Exhibit 99.1

Albemarle Corporation Appoints Ralf Cramer to Board of Directors

CHARLOTTE, N.C., Feb. 24, 2022 - Albemarle Corporation (NYSE: ALB), a leader in the global specialty chemicals industry, announced today that its Board of Directors (the “Board”) has appointed Ralf H. Cramer to the Board, effective February 21, 2022. Cramer will serve as a member of the Board’s Audit & Finance Committee and Health, Safety & Environment Committee.

“Ralf brings a wide range of experience from the automotive industry, manufacturing operations, and emerging markets to our Board of Directors,” said Albemarle Chairman and CEO Kent Masters. “We welcome his skill set to our Board and are confident his years of leadership experience will add significant value to Albemarle and our shareholders.”

Cramer has more than 25 years of automotive industry experience. He served as an Executive Board Member of Continental AG, an automotive parts manufacturing company, from 2009 to 2017, where he previously served as President and CEO of Continental China, President of Continental Chassis & Safety/ADAS, Member of the Executive Board of Continental Automotive System CAS, and Executive Director of Operations Unit Elektronics. Prior to joining Continental AG in 2002, Cramer held executive positions with Grunding AG and ITT Automotive.

Cramer is presently an independent industry advisor and consultant and serves as Senior Consultant to Shenzhen Shentou Investment Co Ltd., a China-based cross-border M&A consultancy and investment company. In addition, Cramer serves on the board of directors of Knorr-Bremse Truck, a subsidiary of Knorr-Bremse A.G., as well as the boards of BBS Automation GmbH and Metalsa S.A.

About Albemarle Corporation
Albemarle Corporation (NYSE: ALB) is a global specialty chemicals company with leading positions in lithium, bromine and catalysts. We think beyond business as usual to power the potential of companies in many of the world's largest and most critical industries, such as energy, electronics, and transportation. We actively pursue a sustainable approach to managing our diverse global footprint of world-class resources. In conjunction with our highly experienced and talented global teams, our deep-seated values, and our collaborative customer relationships, we create value-added and performance-based solutions that enable a safer and more sustainable future.

We regularly post information to www.albemarle.com, including notification of events, news, financial performance, investor presentations and webcasts, non-GAAP reconciliations, SEC filings and other information regarding our company, its businesses and the markets it serves.

Media Contact: Kelli Hopp-Michlosky, +1 (980) 999-5143, Kelli.Hopp-Michlosky@albemarle.com
Investor Relations Contact: David Burke, +1 (980) 299-5533, David.Burke@albemarle.com